Exhibit 99.1

SPREE ACQUISITION CORP. 1 LIMITED ANNOUNCES CONTRIBUTIONS TO TRUST ACCOUNT IN CONNECTION WITH PROPOSED EXTENSION

Atlanta, Georgia, June 05, 2023 (GLOBE NEWSWIRE) --  Spree Acquisition Corp. 1 Limited (NYSE: SHAP) (“Spree” or the “Company”) announced today that, in connection with its previously announced extraordinary general meeting in lieu of the 2023 annual general meeting of shareholders of the Company to be held at 9:00 a.m. Eastern Time on Monday, June 12, 2023 (the “Meeting”) for the purpose of considering and voting on, among other proposals, a proposal to extend the date by which the Company must consummate a business combination (the “Articles Extension”) from June 20, 2023 to March 20, 2024 (such nine-month period, the “Extension Period”), or such earlier date as may be determined by the Company’s board of directors, in its sole discretion, the Company’s sponsor, Spree Operandi, LP, and/or its wholly-owned U.S. subsidiary, Spree Operandi U.S. LP (collectively, the “Sponsor”), or the Sponsor’s designees, will make additional contributions to the Company’s trust account following the approval and implementation of the Articles Extension.

If the requisite shareholder proposals are approved at the Meeting and the Articles Extension is implemented, the Sponsor or its designees have agreed to loan to the Company, for each one-month period during the nine-month Extension Period (each, a “Monthly Extension Period”), an amount equal to the lesser of $0.04 per public share that remains outstanding and is not redeemed in connection with the Meeting, or $100,000 (which represents $0.04 per public share if 2.5 million public shares remain outstanding following redemptions in connection with the Meeting), to be funded by the Sponsor on the 20th day of each calendar month until (but excluding) the end of the Extension Period (or, in the case of the initial Monthly Extension Period loan, on June 20, 2023) (the “Extension Period Loans”). The amount of each Extension Period Loan will be deposited in the Company’s trust account.

The Extension Period Loans will not occur if the Articles Extension proposal is not approved at the Meeting or the Extension Period is not implemented. In no event will the Sponsor be required to make more than nine Extension Period Loans (i.e., one loan in respect of each Monthly Extension Period, if applicable, to the extent the Extension Period is implemented for the full nine months) and, in the event the Extension Period is implemented for less than the full nine months, the obligation to make any Extension Period Loans will only apply through the last Monthly Extension Period that is elected by the Company. The amount of the Extension Period Loans will not bear interest and will be repayable by Spree to the Sponsor or its designees upon consummation of an initial business combination. Spree will have the sole discretion whether to utilize a Monthly Extension Period to extend the date by which it must complete a business combination at the request of the Sponsor and if Spree determines not to extend, the Sponsor’s obligation to make Extension Period Loans following such determination will immediately terminate. If the Company does not consummate an initial business combination by the end of the Extension Period, any Extension Period Loans will be repaid only from funds held outside of the trust account or will be forfeited, eliminated or otherwise forgiven.

The Company has not asked the Sponsor to reserve for, nor has the Company independently verified, whether the Sponsor will have sufficient funds to satisfy, any such Extension Period Loans. If the Sponsor fails to make an Extension Period Loan by the applicable due date for a Monthly Extension Period, the Company will liquidate and dissolve as soon as practicable after such date and in accordance with the Company’s Amended and Restated Memorandum and Articles of Association, as amended.

Further information related to attendance, voting and the proposals to be considered and voted on at the Meeting is described in the definitive proxy statement related to the Meeting filed by the Company with the Securities and Exchange Commission (the “SEC”) on May 15, 2023 (as supplemented by proxy supplements filed on May 22, 2023 and June 5, 2023, the “Definitive Proxy Statement”, the “First Supplement” and the “Second Supplement”, respectively).

About Spree Acquisition Corp. 1 Limited

Spree Acquisition Corp. 1 Limited (NYSE: SHAP), is a publicly-listed special purpose acquisition company, registered as a Cayman Islands exempted company incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization, or similar business combination with one or more businesses or entities. Spree has been focused on a business combination with one or more mobility-related technology businesses.

Additional Information and Where to Find It

Further information related to attendance, voting and the proposals to be considered and voted on at the Meeting is described in the Proxy Statement, the First Supplement and the Second Supplement, which have been, or will be, distributed or otherwise disseminated, to the Company’s shareholders of record as of the record date for the Meeting. Investors and security holders of the Company are advised to read the Proxy Statement, as supplemented by the First Supplement and the Second Supplement, because it contains important information about the Meeting and Spree. Investors and security holders of the Company may also obtain a copy of the Proxy Statement, the First Supplement and the Second Supplement, as well as other relevant documents that have been or will be filed by the Company with the Securities and Exchange Commission, without charge and once available, at the SEC’s website at www.sec.gov or by directing a request to: Shay Kronfeld, Chief Financial Officer, c/o Spree Acquisition Corp. 1 Limited, 1922 Wildwood Place NE, Atlanta, GA 30324, email: sk@spree1.com; or to Spree’s proxy solicitor, Advantage Proxy, Inc., P.O. Box 13581, Des Moines, WA 98198; Telephone—Toll Free: (877) 870-8565; Collect: (206) 870-8565; Email: ksmith@advantageproxy.com.

Participants in the Solicitation

The Company and certain of its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in respect of the proposals to be considered and voted on at the Meeting. Information concerning the interests of the directors and executive officers of the Company is set forth in the Proxy Statement, which may be obtained free of charge from the sources indicated above.

Contact:

Shay Kronfeld, CFO
Email: sk@spree1.com,
Telephone: (470) 223-0227